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                            STOCK PURCHASE AGREEMENT


                                     BETWEEN

                             THERMOLASE CORPORATION,
                                    as Seller

                                       AND

                                    TGH, LLC,
                                    as Buyer


                              Dated: June 27, 1999



       ===============================================================

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT is entered into as of the 27th day of June, 1999, by and among TGH, LLC, a Pennsylvania limited liability company, and THERMOLASE CORPORATION, a Delaware corporation.


                              W I T N E S S E T H:

      WHEREAS, Seller owns all of the issued and outstanding capital stock (consisting of two thousand (2000) common shares) of the Company (as defined below), which is engaged primarily in the business of owning and operating the Destination Spa (as defined below); and

      WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, upon the terms and subject to the conditions set forth in this Agreement, all of the Shares (as defined below).

      NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, intending to be legally bound hereby, the parties hereto agree as follows:

 A.    DEFINITIONS.

          1. "Affiliate" of a Person means any Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. An Affiliate of Seller shall include ThermoTrex Corporation and ThermoElectron Corporation and Affiliates thereof.

          2. "Agreement" means this Stock Purchase Agreement, and all Exhibits and Schedules attached hereto, as the same shall be amended from time to time.

          3. "Benefit Plan" means any Plan of Seller, or any predecessor or Affiliate of Seller, existing prior to or as of the date hereof to which Seller contributes or has contributed on behalf of any Employee, or under which any Employee or any beneficiary thereof is covered, or is eligible for coverage or has benefit rights.

          4. "Books and Records" of any Person mean all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and business of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, contracts, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          5. "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the Laws of the United States of America.

          6.   "Buyer" means TGH, LLC, a Pennsylvania limited liability company.

          7. "Claim" means any written or oral demand, claim, suit, Lien, action, expense, including counsel fees, cause of action, investigation or notice by any Person alleging actual or potential liability.

          8. "Closing" means the execution of this Agreement by Seller and Buyer.

          9. "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

          10.  "Collateral  Documents" means collectively each of the documents,
               agreements  and   instruments  to  be  executed,   delivered  and
               performed in connection with this Agreement.

          11.  "Company"   means  the  Greenhouse   Spa,  Inc.,  a  Pennsylvania
               corporation.

          12. "Control" (including, with correlative meaning, the terms "Controlled by" and "under common Control with"), as used with
               respect  to  any  Person,  means  the  possession,   directly  or
               indirectly, of the power to elect a majority of the board of directors or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, family relationship or otherwise and, in any event and without limitation of the foregoing, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

          13.  "Default"  means (a) a breach of or default  under any  contract,
               (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a breach of or default under any contract, or (c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration under any contract.

          14. "Destination Spa" means the Greenhouse Spa which is a health spa/personal fitness facility located at 1171 107th Street, Arlington, Texas.

          15. "Employee" means any employee, former employee or any employee who is on paid leave of absence or disability leave of the Company or any employee of Seller who is employed by Seller primarily to provide services to the Company.

          16. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

          17. "Exhibits" mean the exhibits, attached to, referenced in and delivered pursuant to this Agreement.

          18.  "GAAP"   means   generally   accepted    accounting    principles
               consistently applied, as applied in the United States of America.

          19. "Governmental Entity" means any government and political subdivisions thereof, court, arbitral tribunal, administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether federal, state or local.

          20. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          21.  "Indebtedness" of any Person means all obligations of such Person
               (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          22. "Indemnified Party" means any Person claiming indemnification under any provision of Section I.

          23. "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Section I.

          24. "Intellectual Property" means collectively, all copyrights, patents, trademarks, trade names, brand names, brand marks, logos, licenses, computer software, computer systems and related proprietary documentation, trade secrets and related data, inventions, inventor's work papers and notebooks, disclosure of inventions, proprietary technology, formulae, processes, research and development in progress, know-how, designs, and all other proprietary information and similar intangible rights.

          25. "Known" or "Knowledge" or words of similar import mean, with regard to a particular fact or other matter, that the Person is actually aware of such fact or other matter or a prudent individual could be expected to know. Knowledge of Seller shall not include Knowledge of facts or matters solely as a result of the Knowledge of Gerald or Lydia Katzoff or employees reporting to them. With respect to the Knowledge of Seller, it is further limited by the fact that Buyer's Affiliate owned the Destination Spa prior to June 12, 1998 and thereafter officers and employees of Buyer operated it on a day to day basis.

          26. "Laws" mean all laws, statutes, ordinances, governmental regulations, orders, decrees, edicts, rules or other requirements of any Governmental Entity, including without limitation, those covering environmental, safety, health, transportation, bribery, record keeping, employment, Tax, anti-discrimination, antitrust, wage and hour and price and wage control matters.

          27.  "Liabilities"  mean  all  Indebtedness,   obligations  and  other
               liabilities, and any Loss, damage, cost, unpaid expense, claim, deficiency, guaranty or endorsement of or by any Person.

          28. "Lien" means any mortgage, lien (including federal, state and local Tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, statutory or otherwise) or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

          29. "Litigation" means any action, lawsuit, arbitration, criminal prosecution, tax audit, administrative or other proceeding or investigation, or any inquiry asserting a violation of any Law, by, before or for any Governmental Entity.

          30. "Loss" means any and all damages, losses, obligations, deficiencies, liabilities, encumbrances, penalties, fines, costs and expenses, including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of Litigation or other proceedings or of any Claim, Default or assessment, other than consequential damages.

          31. "Material Adverse Effect" means an effect which is or would be materially adverse to the Company.

          32. "Person" means any natural person, sole proprietorship, corporation, partnership, joint venture, association, trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

          33. "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          34. "Post-Closing Periods" mean any taxable period beginning (or deemed pursuant to Section D.8.b.iv.(b.) to begin) after the date hereof.

          35. "Pre-Closing Periods" mean any taxable period during which Seller owned the Company that ends (or is deemed pursuant to Section D.8.b.iv to end) on or before the date hereof.

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

          36. "Relevant Contracts" mean any and all contracts to which Seller or its Affiliate is a party relating to the Company entered into in the ordinary course of business at any time prior to the date hereof.

          37. "Right of First Refusal" means a right of first refusal in favor of SMK Group, LLC, to purchase the Company, which right will be terminated as of the date hereof.

          38. "Schedules" mean the schedules, attached to, referenced in and delivered pursuant to this Agreement.

          39.  "Seller" means ThermoLase Corporation, a Delaware corporation.

          40. "Seller's Deed of Trust" means the deed of trust given by the Company securing the Destination Spa (as more specifically described therein) as collateral for the Ten Million Dollar ($10,000,000) note from Buyer to Seller.

          41. "Shares" mean all of the shares of common stock of the Company constituting a one hundred percent (100%) ownership interest in the Company.

          42. "Survival Date" means the date which is two (2) years after the date hereof.

          43. "Tankovich Agreement" means a license agreement with Nickolai Tankovich dated as of February 10, 1993, a copy of which is attached hereto as Exhibit "F".

          44. "Tax(es)" mean all taxes, and all charges, fees, levies or other assessments in the nature of a tax, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, hotel, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign upon a Person, or any of its Affiliates or properties.

          45.  "Tax  Returns"  mean  all  returns,   declarations  and  reports,
               estimates and information returns and statements required by applicable law to be filed with respect to Taxes.


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


B.   ACQUISITION OF THE STOCK.

          1. Purchase and Sale. Subject to the terms and conditions of this Agreement, on the date hereof, Buyer hereby purchases and acquires from Seller and Seller hereby sells and transfers to Buyer the Shares, for the consideration delivered to Seller pursuant to Section C below. In furtherance thereof, Seller shall, on the date hereof, deliver to Buyer the certificates representing all of the Shares, duly endorsed for transfer or accompanied by stock powers executed in blank for transfer.

          2. Books and Records. On the date hereof, in addition to the delivery and transfer of the Shares to Buyer, Seller shall deliver to Buyer any of the Books and Records of the Company which are within the control of Seller or any of its Affiliates.

C. CONSIDERATION TO SELLER. As the sole consideration for the Shares to be sold by Seller to Buyer, Buyer shall execute and deliver to Seller or its nominee, effective as of the date hereof a promissory note in the amount of Ten Million Dollars ($10,000,000.00) and a security agreement, and Buyer shall cause the Company to execute and deliver Seller's deed of trust; a guaranty of Buyer's obligations under the Ten Million Dollar ($10,000,000.00) promissory note, and a security agreement, all in favor of Seller and all in the form attached hereto as Exhibits "A", "B", "C", "D" and "E", respectively.

D. REPRESENTATIONS AND WARRANTIES OF SELLER. In connection with the sale of the Shares to Buyer, Seller hereby represents and warrants to Buyer as follows:

          1. Organization, Power, Standing and Qualification of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and all other jurisdictions in which the failure to be in good standing would have a Material Adverse Effect. Seller has full power and authority (corporate and otherwise) to carry on its businesses as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

          2. Corporate Power and Authority. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Documents and to transfer the Shares to Buyer. The execution, delivery and performance of this
               Agreement and each of the Collateral Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Seller and requires no further authorization or consent by Seller or any other party. All resolutions by the Board of Directors of Seller authorizing the actions taken in connection with the sale of the Shares, including the execution and delivery of this Agreement, are in accordance with the Articles and By-Laws of Seller and were duly adopted and continue in full force and effect. All corporate consents and authorizations required to be obtained by Seller with regard to this Agreement and consummation of the transactions contemplated hereby have been obtained. The officers of Seller executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of Seller and are authorized to do so. This


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               Agreement and the Collateral Documents required to be executed on the date hereof, have been duly and validly executed and delivered by Seller. This Agreement and the Collateral Documents constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency,
               moratorium  or  similar  Laws   affecting  the   enforcement   of
               creditors' rights generally.

          3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and each of the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate, breach or contravene any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Seller; (b) violate, breach, be in conflict with, constitute a Default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any contract relating to the Company or the Shares; (c) violate any provision of Law applicable to Seller or any of its properties or assets;
               (d) require any consent, approval, waiver, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person to be obtained by Seller;
               (e) result in the creation or imposition of any Lien; or (f) otherwise adversely affect the good standing, validity or effectiveness of any contract which would have a Material Adverse Effect on the operation of the Company. To Seller's Knowledge, there is no proceeding pending or threatened before any court or Governmental Entity in which it is being sought to restrain or prohibit the consummation of the transactions contemplated hereby.

          4. Title to the Shares. Seller is the valid and lawful record and beneficial owner of all of the Shares of the Company, all of which has been duly authorized and validly issued and is fully paid and non-assessable, and is free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities Laws, and except for the Right of First Refusal. On the date hereof, Buyer shall receive from Seller good, valid and marketable title to all of the Shares, free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities
               Laws).

          5. Organization, Good Standing and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own its assets and conduct its business as owned and conducted on the date hereof. The Company is duly qualified and in good standing as a foreign corporation in the State of Texas. True and complete copies of the Articles of Incorporation and By-Laws of the Company (including all amendments thereto) have been previously delivered to Buyer, and a correct and complete list of the officers and directors of the Company is attached hereto as Schedule D.5, which is incorporated herein.

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

          6.   Capital Structure; Equity Ownership.

                  a. The authorized capital stock of the Company consists of one million (1,000,000.00) shares with par value of One Dollar ($1.00) per share, two thousand (2,000) shares of which are issued and outstanding in the name of Seller.

                  b. Except for the Right of First Refusal, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments obligating the Company to issue, transfer or purchase any shares of its capital stock, or obligating Seller to transfer any shares of capital stock of the Company. No shares of capital stock of the Company are in the Company's treasury, or are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase capital stock.

          7. Subsidiaries and Investments. The Company does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company.

          8.   Tax Matters.

               a.    Past Tax Matters.

                    i. The Company has submitted to Seller Tax Returns for the Company for the period from January 1, 1998 to June 12, 1998, which must be approved by Seller before filing, which filing may be no later than September 15, 1999 to be timely. Seller represents that it has obtained extensions to file said Tax Returns until September 15, 1999 and will review such Tax Returns and timely advise the Company of any comments with regard thereto so that the Tax Returns can be timely filed. The failure of Seller to advise the Company of any comments to the Tax Returns in writing by September 1, 1999 shall constitute a waiver by Seller of its rights to provide any comments to said Tax Returns.

                    ii. The Company has submitted to Seller Tax Return information for the period from June 13, 1998 to December 31, 1998, which when approved by Seller will form a part of the consolidated Tax Returns of Seller, which Seller will timely file and, to the extent required, pay any Taxes due thereon.

                    iii. Within  one  hundred  twenty  (120)  days  of the  date hereof, the Company will submit to Seller Tax Return information for the period from January 1, 1999 until the date hereof, which when approved by Seller will form a part of the consolidated Tax Returns of Seller, which Seller will timely file and, to the extent required, pay any Taxes due thereon.

                    iv. In addition to the information and obligations set forth in Sections D.8.a.i, D.8.a.ii, and D.8.a.iii, hereinabove, Seller has filed or will timely file all Tax Returns required to be filed by it with respect to the Company, and has paid or will timely pay all Taxes, and other impositions as and to the extent required by applicable law. Without limitation of the foregoing, Seller, with respect to the Company, has made all required filings and payments to the date hereof with respect to Taxes to the extent such filings and payments are not made directly by the Company, and there are no outstanding or pending claims, deficiencies or assessments with respect to any Taxes of Seller with respect to the Company. With respect to any accrued Tax obligations regarding the Company, which are not yet due and payable, Seller has paid or will pay in full all Taxes on or before the time when the same become due and payable, and Seller will be responsible for and shall indemnify the Company and Buyer for all such Tax obligations accruing during the period of its ownership of the Company regardless of when payment was or is actually due.

                    v. To the Knowledge of Seller, there are no audits pending with respect to any Tax Returns of or with respect to the Company, and no waiver of statutes of limitations have been given or requested with respect to any Taxes of or with respect to the Company. To the extent that there are any Tax liabilities with respect to the period of Seller's ownership of the Company, imposed on Seller or the Company, Seller agrees to remain liable for such Taxes, whether it is imposed on the Company or Seller.

               b.   Consolidated Tax Returns.

                    i. Preparation and Filing of Seller's Consolidated 1999 Tax Return.

                        (a.) Seller shall cause to be prepared and timely filed all Tax Returns of the Company attributable to any period ending on or before the date hereof.

                        (b.) Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to the Company.

                    ii.  Tax Indemnification by Seller.

                    (a.) Seller shall indemnify Buyer and the Company in respect of, and hold Buyer and the Company harmless, on an after-tax basis (which shall mean that any damage resulting to Buyer or the Company is reduced by the amount of any Tax benefit received by the Company or Buyer in connection with any payments made which gave rise to the claim for indemnification), against (x) damages resulting from, relating to, or constituting a breach of any Tax representation set forth in this Agreement, (y) the failure to perform any covenant or agreement set forth in this Section D.8.b, and (z) without duplication, the following Taxes with respect to the Company:

                         (i.) Any and all Taxes due and  payable by the  Company
                              for any period during which Seller owned the Company; and

                         (ii.)Any  liability  of such  entities  for  Taxes  of
                              other entities  whether   pursuant  to  Treasury
                              Regulation Section 1.1502-6 (or comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation for any period that ends (or is deemed pursuant to Section D.8.b.iv. (b.) to end) on or before the date hereof for periods during which Seller owned the Company,

                         The amounts specified in paragraphs (i.) and (ii.) shall be reduced (but not below zero) by the amount of any accruals for Taxes on the balance sheet of the Company as of the date hereof (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles). For purposes of Section D.8.b.ii.(a.)(i.), any and all transactions or events contemplated by this Agreement that occur at or prior to the date hereof shall be deemed to have occurred in a Pre-Closing Period.

                    (b.) All claims for indemnification pursuant to this Section
                         D.8.b shall be made in accordance with Section I of this Agreement.

               iii. Tax  Indemnification  by Buyer.  Buyer and the Company shall indemnify and hold Seller harmless, on an after-Tax basis, from and against, the following Taxes with respect to the
                    Company:

                    (a.) Any and all  Taxes  for  Post-Closing  Periods,  due or
                         payable by the Company; and

                    (b.) Any and all Taxes due and  payable by the  Company  for any Pre-Closing Period to the extent of the amounts of any accruals for Tax liabilities on the balance sheet of the Company as of the date hereof (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles).

                    (c.) As  stated  above,   all  claims  for   indemnification
                         pursuant to this Section D.8.b shall be made in accordance with Section I of this Agreement.

               iv. Allocation of Certain Taxes. In the case of any Taxes that are attributable to the taxable period which begins before the date hereof and ends after the date hereof, the amount of Taxes attributable to the Pre-Closing Period and the Post-Closing Period shall be determined as follows:

                    (a.) Buyer and Seller agree that if the Company is permitted but not required under applicable federal, state or local tax Laws to treat the date hereof as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period.

                    (b.) Except to the extent provided in Section D.8.b.iv.(a.), in the case of ad valorem Taxes imposed on the Company and franchise or similar Taxes imposed on the Company based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, such Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based upon the respective number of days in each such period.

                    (c.) Except to the extent provided in Sections D.8.b.iv.(a.)
                         and D.8.b.iv.(b.), all other Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based upon an interim closing of the books of the Company as of the end of the day of the date hereof and the computation of the Tax for each resulting period as if the period were a separate taxable period; provided, however, that in no event shall the hypothetical Tax for any period be less than zero.

               v.   Cooperation on Tax Matters.

                    (a.) Buyer and Seller and their respective  Affiliates shall cooperate in the preparation of all Tax Returns, or relate to any examination or audit of Tax Returns, for any tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and tax basis of property, which the requested party may possess. Buyer and the Company and Seller and its Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                    (b.) For a period of ten (10) years after the date hereof or such longer period as may be required by law, Buyer shall, and shall cause the Company to, retain and not destroy or dispose of any Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, such entities for all taxable periods ending or deemed, pursuant to Section D.8.b.iv.(c.), to end on or prior to the date hereof to the extent Buyer or the Company received or had possession of such records on the date hereof.

                    (c.) For a period of ten (10) years after the date hereof or such longer period as may be required by law, Seller (or its Affiliates) shall retain and not destroy or dispose of any Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Company for all taxable periods ending (or deemed, pursuant to Section D.8.b.iv.(c.) to end) on or prior to the date hereof to the extent Seller did not deliver such records to Buyer or the Company. Thereafter, Seller shall not destroy or dispose of any such Tax Returns, books or records unless it first offers them to Buyer in writing and Buyer fails to accept such offer within sixty (60) days of it being made.

                    (d.) If Buyer or the Company (as the case may be) on the one hand, or Seller on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section D.8.b.v, within a reasonable period, or otherwise fails to do any act required of it under this Section D.8.b.v, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure. Notwithstanding the foregoing, the party that failed to deliver the information or do the act requested, shall in no event be obligated to make any payments pursuant to this Section D.8.b.v.(d.) or otherwise be liable, if such party used all reasonable commercial efforts to provide the requested information or perform the requested act.

                    (e.) Buyer  shall  control any Tax audits of the Company for all periods; provided, however, that Buyer shall notify Seller of any audit in which items with respect to which Seller has indemnified Buyer pursuant to this Section D.8.b are in issue and shall thereafter keep Seller informed on a timely basis of any material developments in the audit relating to such items. In no event shall Buyer settle any issue with a taxing authority relating to any such item without Seller's consent, provided that Seller shall first have acknowledged in writing its obligation to indemnify Buyer with respect to any and all damages relating to such item and an adverse resolution of such item would not have a material adverse effect on the business or operations of Buyer or the Company.

               vi. Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the date hereof and, after the date hereof, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the date hereof.

                  vii.  Certain Tax Elections.

                    (a.) Seller  shall  not  elect,   cause  to  be  elected  or
                         participate in any election pursuant to Treasury Regulation Section 1.1502-76(b)(2) (or any comparable provisions of foreign or state law) to allocate items of income and expense of the Company between the taxable year of Seller ending on the date hereof and its taxable year commencing on the day after the date hereof on a proportionate method based on the number of days contained in each such taxable year.

                    (b.) To the maximum  extent  permitted  by  applicable  law, neither Buyer nor any of its Affiliates will carry-back to any taxable period of Seller or any of its Affiliates any loss, credit or deduction incurred or generated in, or attributable to any period commencing after the date hereof that would affect any Tax Return or Tax of Seller or any of its Affiliates, and Buyer agrees to make or exercise, or cause to be made or exercised, any and all necessary or permitted elections (including elections pursuant to Section 1723(b)(3)(C) of the Code) available under applicable law to avoid any such carryback.

                    (c.) Neither Seller nor any of its Affiliates  shall make an election pursuant to Treasury Regulation Section 1.1502-20(g) to re-attribute all or any portion of any net operating losses of the Company to Seller.

          9. Benefit Plans.

               a. Compliance. Each Benefit Plan affecting an Employee is, has been and will be in compliance in all material respects and is, has been and will be administered in all material respects in accordance with the applicable provisions of ERISA, the Code, and any other applicable law.

               b. Funding. Seller or its Affiliates have made and will make all payments and contributions to all Benefit Plans on a timely basis as required by the terms of each such plan and any applicable law.

               c. Participation. With respect to all Employees of the Company, participation in and coverage under all Benefit Plans will terminate as of the date hereof, unless continued participation and coverage is required by operation of law.

          10. Litigation; Compliance. Except as set forth in Schedule D.10, attached hereto and incorporated herein, there is no suit, action, Claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to Seller's Knowledge threatened, against or related to Seller with respect to or against the Company, nor any failure to comply with, nor any Default under, any Law, or order applicable to, nor any violation of or Default with respect to any order, writ, injunction, judgment, or decree of any court or Governmental Entity or other instrumentality issued or pending against Seller or the Company which is reasonably expected to have a Material Adverse Effect.

          11. Intellectual Property Rights.

               a. To Seller's Knowledge, as of the date hereof, the Company has the right to use all Intellectual Property necessary or appropriate for the operation of the Company, free and clear of all Liens, and such Intellectual Property will not be adversely affected by the transactions contemplated by this Agreement or the Collateral Documents. As of the date hereof, Seller has not received notice since June 12, 1998 that it is infringing upon any Intellectual Property of any other Person in connection with the operation of the Company.

               b. Seller and its Affiliates have not entered into any agreement to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property used in the Company, except pursuant to the Tankovich Agreement.

               c. Seller will enter into a license agreement with the Company granting the Company the perpetual right to use the Intellectual Property which is the subject of the Tankovich Agreement, and Buyer shall make any and all payments due thereunder with respect to the use of such Intellectual Property.

          12. Product Liability Claims. Seller is a named insured under all policies of insurance relating to product liability listed on Schedule D.12, attached hereto and incorporated herein, for and against any Claim for product liability based on any event occurring prior to the date hereof, which insurance coverage will continue in effect for the benefit of Seller after the date hereof for a period of not less than two (2) years.

          13. Bank Accounts. All cash in all Bank Accounts maintained by Seller and the Company shall be the property of Seller. Buyer and Seller shall cooperate with each other to remove the name of any person who should not longer be an authorized signatory on any of the accounts of Seller and the Company.

          14. Finder's or Broker's Fees. Buyer and Seller represent and warrant that no broker or other person is entitled to any commission or finder's fee in connection with any of the transactions contemplated by this Agreement.

          15. Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to, any Governmental Entity on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or in connection with the consummation of the transactions contemplated hereby or thereby.

E. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

          1. Organization, Power, Standing and Qualification. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has full power and authority to own the Shares.

          2. Power and Authority. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which it is a party and to purchase the Shares. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and requires no further authorization or consent by Buyer. All consents and authorizations required to be obtained by Buyer with regard to this Agreement and consummation of the transactions contemplated hereby have been obtained. The manager of Buyer executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement is the incumbent manager of Buyer and is authorized to do so. This Agreement and the Collateral Documents, to the extent Buyer is a party thereto, constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors' rights generally.

          3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement, and each of the Collateral Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate, breach or contravene any provision of the organizational documents of Buyer; (b) violate, breach, be in conflict with, constitute a Default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any contract by which Buyer or Buyer's property is bound or subject any property or asset of Buyer to any contract to which Buyer is a party or by which Buyer is bound;
               (c) violate any provision of Law or any permit applicable to Buyer or its properties or assets; or (d) require any consent, approval, waiver, authorization, or permit of, or filing or registration with, or notification to, any Governmental Entity or other Person to be obtained by Buyer except as has been made or waived. To Buyer's Knowledge, there is no proceeding pending or threatened before any court or Governmental Entity in which it is being sought to restrain or prohibit the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding is pending or threatened.

          4. Inspection Opportunity. Buyer acknowledges that its authorized agents have been operating the Company on behalf of Seller and therefore have been given an opportunity to examine such instruments, documents and other information relating to the Company as they have deemed necessary or advisable in order to make an informed decision relating to the purchase of the Shares and their suitability as an investment for Buyer and that they have been afforded an opportunity to ask questions and to obtain any additional information necessary in order to verify the accuracy of the information furnished and that such parties have, in fact, asked all such questions and reviewed all such instruments, documents and other information as they have deemed necessary under the circumstances. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) Buyer is relying upon the accuracy of the representations, warranties and covenants of Seller contained in this Agreement and the Collateral Documents, and (ii) Buyer has been induced to enter into this Agreement and the Collateral Documents and to consummate the transactions contemplated hereby and thereby as a result of Seller's willingness to make accurate representations and warranties and to undertake to perform the covenants contained in this Agreement and the Collateral Documents.

          5. HSR Act. Buyer has reviewed the rules relating to the size-of-parties test under the HSR Act and Buyer is not a Ten Million Dollar ($10,000,000.00) person for the purposes thereof.

          6.   Access to  Information.  Following  the date hereof,  Seller will cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives (including without limitation, its bankers and other lending sources, auditors and engineers), during normal business hours, and provide full access to the Books and Records, Relevant Contracts, and other documents, records, and information of Seller with respect to the Company, as Buyer or its representatives may reasonably request.

F.   RESIGNATIONS.   Seller   shall  have   delivered   to  Buyer  the   written
     resignations, dated and effective on the date hereof, of such of the officers and directors of the Company as may be requested by Buyer.

G. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to or after the date hereof, except for (a) representations or warranties made by any party as provided herein or in any Collateral Document which were (i) not true when made and (ii) were made by such party fraudulently or with intent to defraud or mislead, which representations and warranties shall survive in accordance with the applicable statute of limitations, and (b) representations and warranties relating to Tax matters and relating to environmental matters, which shall survive in accordance with the applicable statute of limitations, all representations and warranties made by Seller and Buyer in this Agreement or pursuant hereto shall survive the date hereof until the Survival Date, and thereafter as to any Claims or Losses notice of which is given prior to the Survival Date.

H. CONDUCT OF SELLER AND BUYER AFTER CLOSING. Seller will cooperate with Buyer after the date hereof to effect the orderly transfer of the Shares. In addition, after the date hereof, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of Litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Shares.

I.   INDEMNIFICATION.

     1.   General.

               a. Subject to Section I.2 below, Seller shall defend, indemnify and hold harmless Buyer from, against and with respect to any and all Claims, Losses, costs, expenses, obligations, Liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that Buyer may incur, sustain or suffer as a result of any breach of, or failure by Seller to perform, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, in any Exhibit or Schedule furnished by or on behalf of Seller under this Agreement, the Collateral Documents, or as a result of the conduct of Seller with respect to the Company prior to the date hereof.

               b. Subject to Section I.2 below, Buyer shall defend, indemnify and hold harmless Seller from, against and with respect to any and all Claims, Losses, costs, expenses, obligations, Liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that Seller may incur, sustain or suffer as a result of any breach of, or failure by Buyer to perform, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, in any Exhibit or Schedule furnished by or on behalf of Buyer under this Agreement, the Collateral Documents, or as a result of the conduct of Buyer with respect to the Company on or after the date hereof.

     2. Claims for Indemnity. Whenever a Claim shall arise for which any party shall be entitled to indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing within ten (10) days of the Indemnified Party's first receipt of notice of, or the Indemnified Party's obtaining Knowledge of, such Claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such Claim. Such notice shall specify all facts Known to the Indemnified Party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the Indemnifying Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or shall submit the same to arbitration in accordance with Section L.6 and any rights of indemnification established by reason of such settlement, compromise, or arbitration shall promptly thereafter be paid and satisfied by any Indemnifying Party obligated to make indemnification hereunder.

     3. Right to Defend. Subject to Sections B.8.b.v.(e), if the facts giving rise to any Claim for indemnification shall involve any actual or threatened action or demand by any third party against the Indemnified Party or any of its Affiliates, the Indemnifying Party shall be entitled (without prejudice to the Indemnified Party's right to participate at its own expense through counsel of its own choosing), at its expense and through a single counsel of their own choosing, to control the defense or prosecution of such Claim in the name of the Indemnifying Party, or if necessary, in the name of the Indemnified Party. In any event, the Indemnified Party shall give the Indemnifying Party advance written notice of any proposed compromise or settlement of any such Claim. If the remedy sought in any such action or demand is solely money damages, the Indemnifying Party shall have fifteen
          (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the Indemnifying Party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith.

     4. Limitations. With respect to breaches of representations and warranties only given under Sections D.1, D.2, D.3, E.1, E.2, E.3, and E.5, no party shall be entitled to indemnification hereunder with respect to such a breach until the total of all damages incurred by such party with regard to such breaches exceeds Fifty Thousand Dollars ($50,000.00). With respect to breaches of all other representations and warranties, no party shall be entitled to indemnification hereunder with respect to such a breach until the total of all damages incurred by such party with regard to such breaches exceeds Two Hundred Thousand Dollars ($200,000.00). Notwithstanding anything stated above to the contrary, the limitations set forth in this Section shall not apply to a breach of any of the representations and warranties of which the Indemnifying Party had Knowledge at any time prior to the date on which such representation and warranty was made or any breach by the Indemnifying Party of any covenant or obligation set forth in this Agreement, the Collateral Documents or any other agreement contemplated hereunder. The total liability of any party (for indemnification or otherwise) with respect only to a breach of such representations and warranties shall not exceed an amount equal to the purchase price set forth in Section C.

J.   POST-CLOSING EVENTS.

     1. Cooperation. From time to time from and after the date hereof, the parties will execute and deliver to each other any and all further agreements, instruments, certificates and other documents as may reasonably be requested by the other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the business being acquired by Buyer hereunder.

     2.   Accounts Payable.

          a. Seller shall be liable for all accounts payable of the Company incurred in the ordinary course of business through the date hereof.

          b. Buyer shall immediately deliver to Seller any invoices it receives following the date hereof which relate to the Company for obligations incurred by the Company in the ordinary course of business prior to the date hereof. Seller shall pay such invoices and all obligations which relate to the Business incurred by Seller in the ordinary course of business prior to the date hereof in a timely manner (but on no less than twenty (20) days notice) so as not to cause the addition of any late fees or other additional costs as a result of late payment. To the extent such invoices are not paid timely or Seller and Buyer disagree as to whose is responsible to pay the invoice, such dispute will be subject to arbitration in accordance with Section L.6.

K.   FORM OF AGREEMENT.

     1. Effect of Headings. The Section headings used in this Agreement and the titles of the Exhibits or Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Exhibits or Schedules.

     2. Entire Agreement; Waivers. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement, the Exhibits and Schedules hereto, and the other agreements and instruments referred to herein. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     3. Counterparts and Facsimile Signatures. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts and signature pages may be transmitted by facsimile and, when so executed and transmitted, will have the same force and effect as though all signatures were originals and appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

     4. Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "Section" refers to the specified Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

L.   ADDITIONAL AGREEMENTS OF THE PARTIES; MISCELLANEOUS PROVISIONS.

     1. Renovation of the Destination Spa. The Company has presented to Seller bills with respect to the renovation of the Destination Spa. Seller shall pay to the Company by wire Three Hundred Thousand Dollars ($300,000.00) within three (3) days following the date hereof to satisfy such bills.

     2. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the day after the delivery thereof to a recognized overnight courier service for next-day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            If to Seller:          ThermoLase Corporation
                                   81 Wyman Street
                                   Waltham, MA  02454
                                   Attn:  President

            with a copy to:        ThermoLase Corporation
                                   81 Wyman Street
                                   Waltham, MA  02454
                                   Attn: General Counsel

            If to Buyer:           TGH, LLC
                                   7 East Skippack Pike
                                   Ambler, PA.
                                   Attn:  Gerald Katzoff, Manager
            with a copy to:        Kaplin   Stewart   Meloff  Reiter  &
                                   Stein, P.C.
                                   350 Sentry Parkway, Building 640
                                   P.O. Box 3037
                                   Blue Bell, Pennsylvania  19422-0765
                                   Attn:  L. Leonard Lundy, Esq.

            or to such other address as either party shall have specified by notice in writing given to the other party.

     3. Press Releases and Announcements. No party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior approval of the other party, which shall not be unreasonably delayed or withheld; provided that Seller may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case Seller shall advise Buyer and provide it with a copy of the proposed disclosure prior to making the disclosure).

     4. Additional Agreements and Instruments. On or before the date hereof, Seller and Buyer shall execute, deliver and file all exhibits, schedules, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement and the Collateral Documents, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the transactions contemplated by this Agreement and the Collateral Documents.


     5. Governing Law; Jurisdiction; Arbitration. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the Laws of the State of Texas, except if otherwise provided in the Exhibits. Except with regard to any Claims for Specific Performance as provided in Section L.10 and except if otherwise provided in the Exhibits, any Claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in any locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties' Claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

     6. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

     7. Amendments. The parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.

     8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled at law or in equity.

     10. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     11. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

WITNESS/ATTEST:                         BUYER:

                                        TGH, LLC, a Pennsylvania
                                        limited liability company


---------------------------             By:  /s/ Gerald Katzoff
                                             Gerald Katzoff,  Manager


WITNESS/ATTEST:                         Seller:

                                        THERMOLASE CORPORATION, a Delaware
                                        corporation


---------------------------             By:  /s/ Gerald Feldman
                                             Gerald Feldman, President

                                   EXHIBIT "A"

                                 PROMISSORY NOTE

                                 (See Attached)

                                   EXHIBIT "B"

                   SECURITY AGREEMENT BETWEEN TGH, LLC AND
                             THERMOLASE CORPORATION

                                 (See Attached)

                                   EXHIBIT "C"

                             SELLER'S DEED OF TRUST

                                 (See Attached)

                                   EXHIBIT "D"

                                    GUARANTY

                                 (See Attached)

                                   EXHIBIT "E"

SECURITY AGREEMENT BETWEEN THE GREENHOUSE SPA, INC. AND THERMOLASE CORPORATION

                                 (See Attached)

                                   EXHIBIT "F"

                  LICENSE AGREEMENT WITH NICKOLAI TANKOVICH

                                 (See Attached)

                                  SCHEDULE D.5

                          LIST OF OFFICERS & DIRECTORS




President:               Gerald Katzoff
Vice President of
   Operations:           Lydia Katzoff
Treasurer:               Kenneth J. Apicerno
Secretary:               Sandra L. Lambert
Assistant Secretary:     Robert V. Aghababian
Assistant Secretary
   and General Counsel:  Seth H. Hoogasian
Assistant Secretary:     Paul F. Kelleher
Assistant Secretary:     Hiram N. Pan

                                  SCHEDULE D.10

                        PENDING OR THREATENED LITIGATION


1. LaserSpas, Inc. et al. v. ThermoLase Corporation, filed in Cuyahoga County, Ohio, Court of Common Pleas. (plaintiffs claim that they have sustained substantial business losses as a result of the poor performance of the SoftLight Laser, and that ThermoLase violated the Ohio Business Opportunity Act by failing to provide a disclosure document required by that act)

2. Reagan Rossen v. ThermoLase, et al., filed in Los Angeles County, California, Superior Court. (plaintiff claims that her face and neck were permanently injured by the SoftLight treatment and that she consulted dermatologists and plastic surgeons to repair the damage)

3. Morton Mazaheri et al. v. ThermoLase Corporation, filed in Riverside County, California, Superior Court. (plaintiffs claim that ThermoLase violated the California Unfair Trade Practices on the grounds that marketing claims relating to SoftLight laser hair removal were misleading)

4. Claudia Obermann v. ThermoLase et al., filed in San Diego County, California, Superior Court. (plaintiff claims wrongful termination following disagreement with ThermoLase management regarding licensure to perform SoftLight hair removal and skin resurfacing procedures)

5. Jamie Debrino. (letter addressed to Boca Raton Greenhouse Spa dated May 20, 1999 makes non-specific claims of "severe bodily injuries" resulting from negligence of The Greenhouse Spa, and requests insurance coverage information)

6.     Vanessa  Harris  v.  The  Greenhouse   Spa.   (claim  before  EEOC  for
      employment discrimination based on complainant's religion)

                                  SCHEDULE D.12

                           PRODUCT LIABILITY INSURANCE



Carrier:    Medmarc Casualty Insurance Company

Policy No.:       99MA380019

Policy Period:  July 1, 1999 to July 1, 2000

Insurance Coverage: damages and expenses for covered claims resulting from the manufacture, distribution and sale of medical products

The general aggregate limit and the limit per occurrence is not less than $3 million